Exhibit 5.1

Erwin & Thompson LLP

A Limited Liability Partnership

Including Professional Corporations

ONE EAST LIBERTY, SUITE 424	TELEPHONE: (775) 786-9494
POST OFFICE BOX 40817	FACSIMILE: (775) 786-1180
RENO, NEVADA 89504	E-MAIL: erwin@renolaw.com
URL: www.renolaw.com

THOMAS P. ERWIN

FRANK W. THOMPSON

February 22, 2012

Li3 Energy, Inc.

Av. Pardo y Aliaga 699, Of. 802

San Isidro, Lima, Peru

Re:	Li3 Energy, Inc.

Gentlemen:

We have acted as counsel for Li3 Energy, Inc., a Nevada corporation (the “Corporation”), on matters of Nevada law in connection with the Corporation’s filing of a Registration Statement on Form S-1 (File No. 333-175329) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the United States Securities and Exchange Commission (the “Commission”), pursuant to which 42,797,918 shares (the “Shares”) of the Corporation’s common stock par value $0.001 per share (“Li3 Common Stock”), and warrants (the “Warrants”) to acquire 40,838,832 shares of Li3 Common Stock (the “Warrant Shares”) will be registered.

In this regard we have examined the following documents:

1. The Articles of Incorporation and the Bylaws, in effect on the above date, and the corporate records of the Corporation as filed in the minute book of the Corporation.

2. The records of the Office of the Secretary of State of the State of Nevada.

3. The Registration Statement.

4. The agreements pursuant to which the Shares and the Warrants were issued and the directors’ resolutions approving the agreements and the issuance of the Shares and the Warrants.

In addition, we have examined the originals, or copies certified to our satisfaction, of the records of the Corporation and certificates of the officers of the Corporation as we have deemed necessary as a basis for our opinions. In such examination, we have assumed the conformity with the originals of all documents submitted to us as copies, the authenticity of such documents and the genuineness and authorization of all signatures. As to any facts relevant to our opinions which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Corporation.

We have examined the laws of the State of Nevada and those other legal considerations which we, in our judgment, deem necessary or appropriate in order to render the opinions expressed below.

Our opinions are subject to the following qualifications:

A. We have reviewed and our opinions are limited to the laws and regulations of the State of Nevada. Except as expressly stated in this opinion, we have not been called upon to review, nor have we reviewed, or to render any opinion regarding the laws of any other jurisdiction or any federal securities laws or tax laws (including laws governing sales and use taxes) or regulations in connection with the transactions described in the Registration Statement pursuant to which the Shares and the Warrants were issued, and, except as specifically stated in this opinion, we express no opinion whatsoever as to the effect such laws or regulations may have upon such transactions.

B. This opinion is rendered as of the above date, and we do not undertake to advise you of any matters which may come to our attention after the above date which may affect the opinions expressed in this letter.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Corporation is a corporation duly incorporated and validly existing under the laws of the State of Nevada and is in good standing with respect to the filing of the annual list required to be filed under the laws of the State of Nevada.

2. The Shares to be registered on the effectiveness of the Registration Statement have been duly authorized and validly issued, and are fully paid and non-assessable.

3. Upon the exercise of the Warrants in accordance with the Warrant terms, the Warrant Shares issued and sold upon such exercise will be validly issued, fully paid and non-assessable. The Corporation has reserved a sufficient number of shares of Li3 Common Stock for issuance upon exercise of the Warrants.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We do not assume, and we explicitly disclaim, any responsibility to advise any person who is permitted to rely on any opinion expressed in this letter as specified in this paragraph of any change of law or fact that may occur after the date of this opinion letter even though such change may affect the legal analysis, a legal conclusion or any other matter stated in or relating to this opinion letter. Accordingly, any person relying on this opinion letter at any time should seek the advice of such person’s counsel as to the proper application of this opinion letter at such time.

Very truly yours,

/s/ Erwin & Thompson LLP